Exhibit (a)(1)(v)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

YAK COMMUNICATIONS INC.

at

$5.25 Net Per Share

by

YAKQUISITION CORP.

a wholly-owned subsidiary of

GLOBALIVE COMMUNICATIONS CORP.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 2006, UNLESS THE OFFER IS

EXTENDED (THE “EXPIRATION DATE”).

October 3, 2006

To Our Clients:

Enclosed for your consideration is an Offer to Purchase, dated October 3, 2006 (the “Offer to Purchase”), and the related Letter of Transmittal (which, together with the Offer to Purchase and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the offer by Yakquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Globalive Communications Corp., a Nova Scotia unlimited liability company (“Purchaser”), to purchase all the issued and outstanding shares of common stock, no par value per share, (the “Shares”), of Yak Communications Inc., a Florida Corporation (the “Company”), for $5.25 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

WE ARE (OR OUR NOMINEE IS) THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTERS OF TRANSMITTAL ARE FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is directed to the following:

1.	The Offer price is $5.25 per Share, net to you in cash, without interest thereon.

2.	The Offer is being made for all of the outstanding Shares.

3.	The Board of Directors of the Company, based upon the recommendation of a special committee of independent directors, has unanimously approved the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger taken together), determined that the Merger is fair to and in the best interests of the Company and declared the Merger to be advisable, and unanimously recommends that company shareholders tender their shares in the offer.

4.	THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, OCTOBER 30, 2006, UNLESS THE OFFER IS EXTENDED.

5.	The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date a number of Shares of the Company’s common stock that constitutes 80% of the Shares outstanding on the Expiration Date of the Offer .

6.	Tendering shareholders who are the record owner of their Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. However, Federal income tax backup withholding at a rate of 28% may be required, unless an exemption is available or unless the required tax identification information is provided. See Instruction 2 of the Letter of Transmittal. In addition, if you own your Shares through a broker or other nominee, and your broker or nominee tenders your Shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

7.	In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company, (ii) the Letter of Transmittal (or a photocopy thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and (iii) any other documents required by the Letter of Transmittal. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

The Offer is being made to all holders of Shares (other than Purchaser). Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

IF YOU WISH TO HAVE US TENDER ANY OR ALL OF YOUR SHARES HELD BY US FOR YOUR ACCOUNT, PLEASE SO INSTRUCT US BY COMPLETING, EXECUTING AND RETURNING TO US THE INSTRUCTION FORM CONTAINED IN THIS LETTER. AN ENVELOPE IN WHICH TO RETURN YOUR INSTRUCTIONS TO US IS ENCLOSED. IF YOU AUTHORIZE THE TENDER OF YOUR SHARES, ALL SUCH SHARES WILL BE TENDERED UNLESS OTHERWISE SPECIFIED IN YOUR INSTRUCTIONS. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

Instructions with respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

YAK COMMUNICATIONS INC.

by

YAKQUISITION CORP.

a wholly-owned subsidiary of

GLOBALIVE COMMUNICATIONS CORP.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated October 3, 2006, and the related Letter of Transmittal (which, together with the Offer to Purchaser and any amendments or supplements thereto, collectively constitute the “Offer”) in connection with the Offer by Yakquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Globalive Communications Corp., a Nova Scotia unlimited liability company, to purchase all the issued and outstanding shares of common stock, no par value per share (the “Shares”), of Yak Communications Inc., a Florida corporation (the “Company”).

This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

Number of Shares of Common Stock To Be Tendered:             Shares*

Dated:                         , 2006

SIGN HERE

Signature(s)

Please type or print names(s)

Please type or print address

Area Code and Telephone Number

Taxpayer Identification or Social Security Number.

*	Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.